UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

DOMINARI HOLDINGS INC.

(Exact name of Registrant as specified in its charter)

Delaware	52-0849320
(State of other incorporation or organization)	(I.R.S. Employer I.D. No.)

725 5TH Avenue, 23rd Floor

New York, NY 10022

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Series Q Preferred Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Each Class)

Item 1. Description of Securities to be Registered.

Effective October 11, 2023, the Board of Directors (the “Board”) of Dominari Holdings Inc., a Delaware corporation (the “Company”) declared a dividend of one preferred share purchase right (a “Right”) for each of the Company’s issued and outstanding shares of common stock, $0.0001 par value per share (“Common Stock”). The terms of the Rights are set forth in a Rights Agreement, dated as of October 11, 2023 (the “Rights Agreement”) by and between the Company and Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”).

The dividend is payable to the stockholders of record at the close of business on September 22, 2023. Each Right entitles the registered holder, subject to the terms of the Rights Agreement, to purchase from the Company one one-thousandth of a share of the Company’s newly designated Preferred Stock, which was designated as Series Q Preferred Stock (the “Series Q Preferred Stock”) at a price of $5.00, subject to certain adjustments. The Rights are in all respects subject to and governed by the provisions of the Rights Agreement.

The description of the Rights Agreement is incorporated herein by reference to the description set forth under Items 1.01, 3.03 and 5.03 of the Company’s Current Report on Form 8-K which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 17, 2023. The description of the Rights Agreement herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Certificate of Designation of Series Q Preferred Stock of Dominari Holdings Inc. (incorporated by reference to Exhibit 3.1 to Dominari Holdings Inc.’s Current Report on Form 8-K filed with the SEC on October 17, 2023).

4.1	Rights Agreement, dated as of October 11, 2023, by and between Dominari Holdings Inc., as the Company, and Continental Stock Transfer & Trust Company, as Rights Agent, which includes the form of Certificate of Designation as Exhibit A, the Summary of Rights to Purchase Preferred Shares as Exhibit B and the Form of Rights Certificate as Exhibit C (incorporated by reference to Exhibit 4.1 to Dominari Holdings Inc.’s Current Report on Form 8-K filed with the SEC on October 17, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: October 19, 2023

Dominari Holdings Inc.

By:	/s/ Anthony Hayes
Name: Anthony Hayes
Title: Chief Executive Officer